NEWS RELEASE

FOR IMMEDIATE RELEASE:

PARKERVISION, INC. ANNOUNCES RESIGNATION OF BOARD MEMBER WILLIAM SAMMONS

Jacksonville, Fla., October 13, 2010 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision”) today announced that William Sammons has resigned from the Company’s Board of Directors, effective October 11, 2010.

Jeffrey Parker, Chairman of the Board and Chief Executive Officer of ParkerVision commented, “Today we announced the retirement of William Sammons, a long-time mentor to myself as well as to the entire ParkerVision organization.  Drawing upon his nearly 70 years of business experience, Bill has provided relevant and invaluable counsel and Board oversight during his 17 years of service to this Board.  Bill is a visionary with uncompromising integrity and has a talent for reducing complex issues to manageable actions.  His guidance at the Board level will be greatly missed, as will his uniquely firm handshake that speaks volumes without saying a word.  I know that I represent everyone that has had the privilege of working with Bill when I thank him for all that he has done to help ParkerVision.  His principles and unwavering encouragement have created a strong positive influence that will remain long after his Board service.”

About ParkerVision, Inc.
ParkerVision, Inc. designs, develops and markets its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks. Its solutions for wireless transfer of radio frequency (RF) waveforms enable significant advancements in wireless products, addressing the needs of the cellular industry for efficient use of power, reduced cost and size, greater design simplicity and enhanced performance in mobile handsets as the industry migrates to next generation networks. ParkerVision is headquartered in Jacksonville, Florida.  For more information please visit www.parkervision.com. (PRKR-G)

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2009, and the Forms 10-Q for the quarters ended March 31 and June 30, 2010. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:
Cindy Poehlman		Ron Stabiner
Chief Financial Officer	or	Vice President
ParkerVision, Inc.		The Wall Street Group, Inc.
904-732-6100, cpoehlman@parkervision.com		212-888-4848, rstabiner@thewallstreetgroup.com

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